EXHIBIT 99.01
Contact: Cynthia Merrell
         Chief Financial Officer
         Cree, Inc.
         cynthia_merrell@cree.com
         (T) 919-313-5300
         (F) 919-313-5615


                  CREE REPORTS RECORD REVENUE, GROSS MARGIN AND
               EARNINGS FOR THE FIRST QUARTER OF FISCAL YEAR 2005
      Quarterly EPS Increases 14% Sequentially to $0.32 Per Diluted Share;
                    Gross Margin Increases to 56% of Revenue

Durham, NC, October 14, 2004 - Cree, Inc. (Nasdaq: CREE) today announced revenue of $95,897,000 for the first quarter of fiscal 2005, representing a 45 percent increase over the Company's comparable year ago period revenue of $66,211,000. Gross margin for the first quarter of fiscal 2005 increased to 56 percent of revenue, which sets a new high for the Company, and compares to 43 percent in the prior year period and to 52 percent reported for the fourth quarter of fiscal 2004. Operating income nearly tripled to $34,917,000 compared to $11,974,000 reported in the comparable prior year period. Net income for the first quarter was $24,428,000 or $0.32 per share, compared to $8,879,000 or $0.12 per share, as reported for the first quarter of fiscal 2004. After tax net margins were 25 percent of revenue for the first quarter.

LED product sales represented 82% of the Company's revenue in the first quarter and continued to drive higher financial results. LED revenue increased 56% from the comparable year ago period and 9% from the previous quarter to $78.9 million. Profitability of the LED business also increased in the first quarter as compared to the fourth quarter of fiscal 2004 as the average LED cost declined 11% while the average selling price declined 1%.

"These results demonstrate once again the power of our business model and our ability to develop new products while reducing costs. In addition to our record revenue and earnings for the third consecutive quarter, we are extremely pleased about our 56% gross margin result," stated Chuck Swoboda, Cree President and CEO. "Our factory continues to improve its efficiency and although we have started the 3" conversion for LEDs, we really haven't seen the benefit yet. We expect the 3" migration to be a more important cost driver over the next several quarters that should enable us to continue to aggressively pursue new business. These dynamics position us well for another solid quarter."

Business Outlook:
-----------------

Cree provides guidance for its second quarter of fiscal 2005 indicating that it currently targets revenue in a range of $98 to $100 million with earnings of $0.30 to $0.32 per diluted share. The target for earnings per share is higher than the current First Call analyst consensus estimate of $0.28 per diluted share for the second quarter of fiscal 2005.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the first quarter fiscal 2005 results. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through October 28, 2004.

Supplemental financial information is available under "Q1 '05 Financial Metrics"
in    the    "Investor     Info"    section    of    Cree's    web    site    at
http://www.cree.com/News/metrics.asp.

About Cree, Inc.
----------------

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), power switching devices, and radio frequency (RF) and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have recently experienced will not continue; the risk that, due to the complexity of our manufacturing processes, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with securities litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 27, 2004 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

                                       ###

                                   CREE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)


                                                        Three Months Ended
                                                    9/26/2004         9/28/2003
                                                   (Unaudited)       (Unaudited)
                                                   -----------       -----------
Product revenue                                     $ 90,186           $ 59,163
Contract revenue                                       5,711              7,048
                                                   -----------       -----------
Total revenue                                         95,897             66,211

Cost of product revenue                               37,936             32,503
Cost of contract revenue                               4,291              5,492
                                                   -----------       -----------
Total cost of sales                                   42,227             37,995

Gross profit                                          53,670             28,216

Operating expenses:
Research and development                              11,015              8,327
Sales, general and administrative                      7,660              7,912
Other expense                                             78                  3
                                                   -----------       -----------
Operating expenses                                    18,753             16,242

Income from operations                                34,917             11,974

Non-operating income:
Gain on investments in marketable securities             118                  -
Other non-operating income                                 5                  2
Net interest income                                    1,149                892
                                                   -----------       -----------
Income before income taxes                            36,189             12,868

Income tax expense                                    11,761              3,989
                                                   -----------       -----------
Net income                                          $ 24,428           $  8,879
                                                   ===========       ===========

Earnings per share, diluted                           $ 0.32             $ 0.12
                                                   ===========       ===========
Weighted average shares of common
   stock outstanding, basic                           73,503             74,174

Weighted average shares of common
   stock outstanding, diluted                         75,600             75,754

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                    9/26/2004          6/27/2004
                                                   (Unaudited)         (Audited)
                                                   -----------         ---------
Assets:
Current assets:
Cash and equivalents and short term investments     $ 176,008          $ 158,163
Accounts receivable, net                               46,110             47,766
Inventory                                              22,813             19,428
Current portion of deferred income taxes                2,560              2,560
Other current assets and prepaid expenses               6,946              6,976
                                                   -----------         ---------
Total current assets                                  254,437            234,893

Property, plant and equipment, net                    293,918            273,342
Long-term investments held to maturity                 76,914             72,730
Patents and license rights, net                        20,491             19,831
Long-term marketable securities                        33,191             22,002
Other assets                                            4,073              5,202
                                                   -----------         ---------
Total assets                                        $ 683,024          $ 628,000
                                                   ===========         =========

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade                              $  31,097          $  25,102
Accrued salaries and other expenses                    10,338             11,443
Income tax payable                                     11,504                  -
Deferred revenue                                        7,142              8,437
                                                   -----------         ---------
Total current liabilities                              60,081             44,982

Long term liabilities:
Long term deferred tax liability                        8,305              3,886
                                                   -----------         ---------
Total long term liabilities                             8,305              3,886

Shareholders' Equity:
Common stock                                               92                 91
Additional paid in capital                            510,583            506,275
Comprehensive income                                   12,396              5,627
Retained earnings                                      91,567             67,139
                                                   -----------         ---------
Total shareholders' equity                            614,638            579,132
                                                   -----------         ---------
Total liabilities and shareholders' equity          $ 683,024          $ 628,000
                                                   ===========         =========

                                   CREE, INC.
                          Operating Segment Information
                                 (in thousands)




                                                        Three Months Ended
                                                    9/26/2004        9/28/2003
                                                   (Unaudited)      (Unaudited)
                                                   -----------      -----------
Revenue:

Cree*                                                $ 94,461         $ 65,161
Cree Microwave                                          1,436            1,050
                                                   -----------      -----------
Total revenue                                        $ 95,897         $ 66,211
                                                   ===========      ===========

Net income (loss) before income taxes:

Cree*                                                $ 39,360         $ 16,271
Cree Microwave                                         (3,171)          (3,403)
                                                   -----------      -----------
Total net income before income taxes                 $ 36,189         $ 12,868
                                                   ===========      ===========


* Includes interest income and other segment operating results